Exhibit 10.4

Type: Senior Vice President and Vice President Stock Option Award Agreement

Optionee Name: [    ]

Total Shares Subject to Stock Option Award: [    ]

    Time-Based Award (65% of total) with vesting set forth on Schedule A: [    ]

    Performance-Based Award (35% of total) with vesting set forth on Schedule B: [    ]

Exercise Price per Stock Option: [        ]

Date of Grant: [    ]

SIERRA HOLDINGS CORP.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON EXERCISE OF THIS

OPTION ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER

AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH

IN THE MANAGEMENT STOCKHOLDERS’ AGREEMENT.

SIERRA HOLDINGS CORP. STRONGLY ENCOURAGES YOU TO SEEK THE

ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH

RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

SENIOR VICE PRESIDENT AND VICE PRESIDENT NONSTATUTORY OPTION AGREEMENT

This agreement (the “Agreement”) evidences a stock option granted by Sierra Holdings Corp. (the “Company”), to the undersigned (the “Optionee”), pursuant to, and subject to the terms of, the Sierra Holdings Corp. Amended and Restated 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference.

1. Grant of Option. This Agreement evidences the grant by the Company to the Optionee on the date of grant set forth above (“Date of Grant”) of an option (the “Option”) to purchase, in whole or in part, on the terms provided herein and in the Plan, the total number of shares of Stock (the “Shares”) having an exercise price equal to the Fair Market Value of the Stock on the Date of Grant, in each case as set forth in the table above and subject to adjustment pursuant to Section 7 of the Plan. The Option will vest in accordance with Section 3 below.

The Option evidenced by this Agreement is intended to be a nonstatutory option (that is, an option not described in subsection (b) of Code Section 422).

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The following terms shall have the following meanings:

(a)	“Beneficiary” means, in the event of the Optionee’s death, the beneficiary, in order of succession:

(i)	named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to death and not subsequently revoked prior to the death of the Optionee, or

(ii)	if there is no such designated beneficiary, the executive or administrator of the Optionee’s estate.

If any portion of the Option has been transferred to a Permitted Transferee who is a natural person, and such Permitted Transferee dies while such Option or transferred portion thereof is outstanding, the Option or portion thereof so transferred may thereafter be exercised, to the extent it remains exercisable and subject to such limitations as the Administrator may impose, by the person or persons to whom it passed from the Permitted Transferee according the applicable laws of descent and distribution.

(b)	“Merger” has the same meaning as that term is defined in the Management Stockholders’ Agreement.

(c)	“Option Holder” means the Optionee or, if as of the relevant time the Option has passed to a Beneficiary or Permitted Transferee, the Beneficiary or Permitted Transferee, as the case may be, who holds the Option pursuant to the terms of this Agreement.

(d)	“Permitted Transferee” means a transferee of the Option pursuant to a transfer described at Section 6 below.

(e)	“vest” means to become exercisable.

3. Vesting; Method of Exercise; Treatment of the Option Upon Cessation of Employment.

(a)	Generally. The Option, or each portion thereof, as applicable, shall vest as set forth in the table above and in accordance with the terms of the applicable Schedule(s) attached hereto.

(b)

Exercise of the Option. No portion of the Option may be exercised until such portion vests. Each election to exercise any vested portion of the Option shall be subject to the terms and conditions of the Plan and shall be in writing and signed by the Optionee or by the Beneficiary or Permitted Transferee to whom such portion of the Option has passed (or electronically transmitted, to the extent permitted by the Administrator), in each case subject to any restrictions provided under the Plan and the Management Stockholders’ Agreement. Each such exercise election must be received by the Company at its principal office and be accompanied by

Sierra Holdings Corp. – Proprietary and Confidential

payment in full as provided in the Plan. The purchase price may be paid (i) by cash or check acceptable to the Administrator, or (ii) on a cashless basis under which shares of Stock otherwise deliverable under the Option and having a Fair Market Value equal to the exercise price are withheld by the Company in accordance with the Plan, or (iii) by such other means, if any, as may be acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. In the event that the Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Option. The latest date on which the Option or any portion thereof may be exercised is the 10th anniversary of the Date of Grant, (the “Final Exercise Date”), and if not exercised by such date the Option or any remaining portion thereof will thereupon immediately terminate.

(c)	Treatment of the Option Upon Cessation of Employment. If the Optionee’s Employment ceases, the Option to the extent not already vested will be immediately forfeited and any vested portion of the Option will be treated as follows:

(i)	Subject to (ii), (iii), and (iv) below, the Option, to the extent exercisable immediately prior to the cessation of the Optionee’s Employment, will remain exercisable until the earlier of (i) 30 days following cessation of Employment or (ii) the Final Exercise Date, and unless previously exercised will thereupon immediately terminate.

(ii)	In the event of cessation of the Optionee’s Employment by reason of death, Disability, or Retirement, the Option, to the extent exercisable immediately prior to Optionee’s death, Disability, or Retirement, will remain exercisable until the earlier of (i) the first anniversary of the Optionee’s death, Disability, or Retirement, or (ii) the Final Exercise Date, and unless previously exercised will thereupon immediately terminate.

(iii)	Except as otherwise set forth in any Schedule(s) to this Agreement, in the event of termination of the Optionee’s Employment by the Company without Cause or the Optionee’s voluntary termination of Employment for Good Reason, the Option, to the extent exercisable immediately prior to the cessation of the Optionee’s Employment, will remain exercisable until the earlier of (i) 90 days following cessation of Employment, or (ii) the Final Exercise Date, and unless previously exercised will thereupon immediately terminate.

(iv)	In the event of cessation of the Optionee’s Employment as a result of an act or failure to act constituting Cause, the Option will be treated as having terminated immediately prior to such cessation of Employment.

4. Share Restrictions, etc. Except as expressly provided herein, the Optionee’s rights hereunder and with respect to Shares received upon exercise are subject to the restrictions and other provisions contained in the Management Stockholders’ Agreement.

5. Legends, etc. Shares issued upon exercise shall bear such legends as may be required or provided for under the terms of the Management Stockholders’ Agreement.

6. Transfer of Option. The Option may only be transferred to a legal representative in the event of the Optionee’s incapacity or to one or more transferees permitted under Section 6(a)(3) of the Plan.

7. Withholding. The exercise of the Option will give rise to “wages” subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued Shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means, including but not limited to the withholding of Shares that would otherwise be received upon exercise of the Option if deemed acceptable to the Administrator in its sole discretion, which Shares shall have a Fair Market Value equal to the minimum statutory tax withholding requirements) all taxes required to be withheld. In the event of an exercise of the Option, or a portion of the Option, in connection with a cessation of Employment as result of death, Disability, termination without Cause, or voluntary termination for Good Reason, the Optionee may elect to have shares of Stock held back by the Company in satisfaction of minimum statutory tax withholding requirements. The Optionee also authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Optionee and the Company may so withhold as provided in Section 3(b) above.

8. Effect on Employment. Neither the grant of the Option, nor the issuance of Shares upon exercise of the Option, shall give the Optionee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

9. Other Undertakings. By executing this Agreement, the Optionee also agrees to the terms and conditions set forth in Appendix I, which are incorporated herein by reference and shall survive any exercise, expiration, forfeiture or other termination of this Agreement or the Option issuable hereunder.

10. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Acknowledgement

The Optionee confirms that he or she has been provided adequate opportunity to review the Option grant awarded to him or her under the Plan, including this Agreement and the Management Stockholders’ Agreement.

The Optionee understands that clicking the appropriate box, “Accept” for acceptance or “Reject” for rejection, indicates his or her irrevocable election to accept or reject, as applicable, the terms of the grant as set forth in this Agreement.

By acceptance of the Option, the Optionee agrees to become a party to (or remain, if the Optionee is already a party to), and be bound by the terms of, the Management Stockholders’ Agreement. The Optionee further acknowledges and agrees that (i) this is an electronic agreement, (ii) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (iii) any such electronic signature shall be binding against the Company and shall create a legally binding agreement when this Agreement is accepted by the Optionee.

Agreed to as of the Date of Grant.

SIERRA HOLDINGS CORP.

Roger Gaston
Senior Vice President, Human Resources

Schedule A

Vesting Schedule for Time-Based Award

The Time-Based Award, unless earlier terminated, forfeited or expired, shall vest as follows:

a.	25% of the total number of Shares subject to the Time-Based Award, on each of the first, second, third, and fourth anniversaries of the Date of Grant, with the last such vesting date falling on the fourth anniversary of the Date of Grant.

b.	In the event of a termination of the Optionee’s Employment as a result of death or disability, or by the Company without Cause, for the vesting year in which termination occurs, the Shares subject to the Time-Based Award that were scheduled to vest at the end of such vesting year will vest on a pro-rated basis as follows: one quarter of such Shares that otherwise would have vested at the end of the vesting year had the termination not occurred will vest for each partial or full quarter in which the Optionee was Employed during that vesting year. “Vesting year” means a twelve-month period beginning on the Date of Grant or an anniversary of the Date of Grant, as applicable, and ending on the first anniversary of such beginning date.

c.	In the event of termination of the Optionee’s Employment as described in Section 3(c)(iii) of the Agreement, if such termination of Employment occurs within the one-year period following a Change of Control, unless the Time-Based Award shall have been terminated, exercised or exchanged for other current or deferred cash or property in connection with the Change of Control, the Time-Based Award, to the extent outstanding immediately prior to such termination of Employment, shall be treated for all purposes of this Agreement as having vested in full immediately prior to such termination of Employment.

Schedule B

Vesting Schedule for Performance-Based Award

Unless earlier terminated, forfeited or expired, the Performance-Based Award shall vest as follows:

a.	50% of the Shares subject to the Performance-Based Award will vest upon receipt by the Majority Stockholders of Cash Proceeds equal to 1.6 times Initial Investment Value and the balance (i.e. the remaining 50%) of the Shares subject to the Performance-Based Award will vest upon receipt by the Majority Stockholders of Cash Proceeds equal to 2 times Initial Investment Value.

d.	In addition, following the fourth anniversary of the Closing Date, if the Stock is then traded on a national securities exchange, 50% of the Shares subject to the Performance-Based Award will vest if, in any full calendar quarter occurring thereafter (i) the Majority Stockholders have received Cash Proceeds of at least 0.8 times their Initial Investment Value and (ii) the combination of the average of the Trading Price of the Stock of any Initial Equity Investment held by the Majority Stockholders (such average Trading Price to be determined using an average of the Trading Price for each Trading Day occurring during such calendar quarter) together with Cash Proceeds received on or prior to such quarterly determination date equals or exceeds 1.6 times the Initial Investment Value. The balance (i.e. the remaining 50%) will vest if, following the fourth anniversary of the Closing Date, the Stock is then traded on a national securities exchange and, in any full calendar quarter occurring thereafter (i) the Majority Stockholders have received Cash Proceeds of at least their Initial Investment Value and (ii) the combination of the average of the Trading Price of the Stock of any Initial Equity Investment held by the Majority Stockholders (such average Trading Price to be determined using an average of the Trading Price for each Trading Day occurring during such calendar quarter) together with Cash Proceeds received on or prior to such quarterly determination date equals or exceeds 2 times the Initial Investment Value.

For purposes of this Schedule B, the following terms shall have the following meanings:

a.

“Cash Proceeds” means, as of any determination date occurring after the Closing Date, the cumulative total of all cash, cash equivalents and Marketable Securities actually received by the Majority Stockholders after the Closing Date and on or before such determination date in respect of the Majority Stockholders’ Initial Equity Investment, excluding, for the avoidance of doubt, management, consulting, monitoring, advisory or similar fees paid to affiliates of the Majority Stockholders that are (i) contemplated by the Management Services Agreement dated October 2, 2007 by and among the Company, Sierra Merger Corp., TPG Capital, L.P., and Silver Lake Management Company III, L.L.C. or associated with the termination of such agreement, (ii) customary for the services provided, or (iii) acceptable to the Administrator after consultation with the Chief Executive Officer.

e.	“Initial Equity Investment” means the shares of Stock issued to the Majority Stockholders as of October 26, 2007, including any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance, but not including, for the avoidance of doubt, any stock or other securities issued to the Majority Stockholders or any of them in respect of any subsequent investment or capital contribution made by the Majority Stockholders or any of them.

f.	“Initial Investment Value” means $1,500,000,000.00.

g.	“Majority Stockholders” has the same meaning as the term is used in the Management Stockholders’ Agreement.

h.

“Marketable Securities” means any equity security (other than Stock or any security issued by the Company in substitution or exchange for such Stock) that is both (i) of a class that includes equity securities that are listed on a national securities exchange and (ii) registered under the Securities Exchange Act of 1934, as amended, in each case as of the applicable determination date; provided, however, that Marketable Securities shall not include any such equity securities described above to the extent that, and only for so long as, the equity securities of such type or class received by the Majority Stockholders are subject to a contractual lock-up or similar agreement restricting transferability. In the event any equity securities are excluded from the definition of Marketable Securities pursuant to the immediately preceding proviso, the Administrator, after consultation with the Company’s Chief Executive Officer, will provide, in connection with the transaction giving rise to the receipt of such equity securities by the Majority Stockholders, for adjustments with respect to this Option as the Administrator, after consultation with the Chief Executive Officer, deems appropriate, including providing for substitute equity awards, a “cash out” payment (whether or not subject to restrictions) and any combination thereof, in each case, subject to substantially the same vesting conditions and other restrictions contained in this Option. For purposes of this Agreement, the value of the Marketable Securities on any “measurement date” (which shall be the date of initial receipt of Marketable Securities by the Majority Stockholders, the date any such contractual lockup or similar restriction expires or the last day of each calendar quarter beginning with the calendar quarter within which the initial receipt of Marketable Securities by the Majority Stockholders occurred) shall be equal to the average of the Trading Price of such Marketable Securities over each of the 45 consecutive Trading Days immediately preceding (and including) such measurement date; provided, however, that the Administrator, after consultation with the Chief Executive Officer, shall be entitled to make equitable adjustments to such valuation methodology in the event of an extraordinary transaction occurring during any such 45 Trading Day period ending on such measurement date.

i.	“Trading Day” means each business day during such calendar quarter in which the Trading Price of the Stock or Marketable Securities, as applicable, is reported by the principal securities exchange or, solely in the case of Stock, furnished by a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) selected by the Board or determined by the Board in good faith.

j.	“Trading Price” means (i) the closing price on such day of a share of Stock or Marketable Securities, as applicable, as reported on the principal securities exchange on which shares of Stock or Marketable Securities, as applicable, are then listed or admitted to trade or (ii) if not so reported, as furnished by any member of FINRA selected by the Board. In the event that the price of a share of Stock is not so reported or furnished, the Trading Price will be determined by the Board in good faith.

APPENDIX I

Non-Disclosure, IP Assignment, Non-Solicitation and Non-Competition

By executing the Award Agreement, the Optionee acknowledges the importance to Avaya Inc. and its Affiliates, existing now or in the future (hereinafter referred to collectively as the “Company”) of protecting its confidential information and other legitimate business interests, including without limitation the valuable trade secrets and good will that it has developed or acquired. The Optionee further acknowledges that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable. The Optionee undertakes the obligations in this Appendix I in consideration of the Optionee’s initial and/or ongoing employment with the Company, the Optionee’s opportunity to receive an Award pursuant to the Sierra Holdings Corp. Amended and Restated 2007 Equity Incentive Plan, the Optionee’s being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which the Optionee acknowledges.

1.	Loyalty and Conflicts of Interest

1.1.	Exclusive Duty. During his or her employment, the Optionee will not engage in any other business activity except as permitted by the Company’s Code of Conduct.

1.2.	Compliance with Company Policy. The Optionee will comply with all policies, practices and procedures of the Company which the Company conveys to the Optionee, as these may be implemented and/or changed by the Company from time to time. Without limiting the generality of the foregoing, the Optionee acknowledges that the Company may from time to time have agreements with other Persons which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. The Optionee will comply with and be bound by all such obligations and restrictions which the Company conveys to him or her and will take all actions necessary (to the extent within his or her power and authority) to discharge the obligations of the Company under such agreements.

2.	Confidentiality

2.1.

Nondisclosure and Nonuse of Confidential Information. All Confidential Information, as defined below, which the Optionee creates or has access to as a result of his or her employment and other associations with the Company is and shall remain the sole and exclusive property of the Company. The Optionee will never, directly or indirectly, use or disclose any Confidential Information, except (a) as required for the proper performance of his or her regular duties for the Company, (b) as expressly authorized in writing in advance by the Company, (c) as required by applicable law or regulation, (d) to his or her attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring his or her investment in the Company (provided they agree not to disclose such Confidential Information to others, except as authorized by this Section 2.1), (e) to any prospective purchaser of any shares from him or her (at a time when such transfer is permissible under the terms of the Management Stockholders’ Agreement and other applicable agreements), so long as such prospective purchaser agrees to be bound by the provisions of this Section 2.1 and to use such Confidential Information solely for purposes of evaluating a possible investment in the Company, or (f) as may be reasonably determined by the Optionee to be necessary in connection with the enforcement of his or her rights in connection with this Appendix I. This restriction shall continue to apply after the termination of the Optionee’s employment or this Appendix I, howsoever caused. The Optionee shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

2.2.	Use and Return of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and any copies (including without limitation electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by the Optionee, shall be the sole and exclusive property of the Company. Except as required for the proper performance of the Optionee’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Optionee will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Optionee will safeguard, and return to the Company immediately upon termination of employment, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Optionee’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Optionee may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted diskette) to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Optionee will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 2.2 to the contrary, the Optionee shall be permitted to retain copies of all Documents evidencing his or her hire, equity and other compensation rate and benefits, this Appendix I, and any other agreements between the Optionee and the Company that the Optionee has signed.

3.	Non-Competition and Other Restricted Activity

3.1.

Non-Competition. During his or her employment the Optionee will not, directly or indirectly, compete with the Company, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Further, during the 12-month period immediately following the termination of the Optionee’s employment for any reason, the Optionee will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Material Competitor (as defined below). The foregoing shall not prevent: (i) passive ownership by the Optionee of no more than two percent (2%) of the equity securities of any publicly traded company; or (ii) the Optionee’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which the Optionee provides services is a Material Competitor, and the Optionee does not otherwise engage in competition on behalf of the multi-division entity or any competing division or subsidiary thereof.

3.2.	Good Will. Any and all good will which the Optionee develops during his or her employment with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of the Optionee’s employment, howsoever caused.

3.3.	Non-Solicitation of Customers. During his or her employment and during the 12-month period immediately following the termination of such employment for any reason, the Optionee will not, directly or indirectly, (a) solicit, encourage or induce any customer of the Company to terminate or diminish in any substantial respect its relationship with the Company; or (b) seek to persuade or induce any such customer or prospective customer of the Company to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that the restrictions in (a) and (b) shall apply (i) only with respect to those Persons who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Optionee has performed work for such Person during his or her employment with the Company or has been introduced to, or otherwise had contact with, such Person as a result of his or her employment or other associations with the Company or has had access to Confidential Information which would assist in the solicitation of such Person. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

3.4.	Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During his or her employment and for the 12-month period immediately following the termination of such employment for any reason, the Optionee will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purposes of this Appendix I, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

3.5.	Notice of New Address and Employment. During the 12-month period immediately following the termination of his or her employment for any reason, the Optionee will provide the Company with pertinent information concerning each new job or other business activity in which the Optionee engages or plans to engage during such 12-month period as the Company may reasonably request in order to determine the Optionee’s continued compliance with his or her obligations under this Appendix I. The Optionee shall notify his or her new employer(s) of the Optionee’s obligations under this Appendix I, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Appendix I. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder.

3.6.	Acknowledgement of Reasonableness; Remedies. In signing the Award Agreement, the Optionee gives the Company assurance that the Optionee has carefully read and considered all the terms and conditions hereof. The Optionee acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent the Optionee from obtaining other suitable employment during the period in which he or she is bound by them. The Optionee will never assert, or permit to be asserted on the Optionee’s behalf, in any forum, any position contrary to the foregoing. Were the Optionee to breach any of the provisions of this Appendix I, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond. Without limiting the generality of the foregoing, in the event of the Optionee’s breach of any of the provisions of this Appendix I, the Company shall have the immediate right to call and repurchase any shares of stock and any stock options that have been awarded to the Optionee by the Company other than Invested Equity (as defined in the Management Stockholders’ Agreement), at a purchase price that is the lesser of cost or fair market value, pursuant to the call procedures set forth in the Management Stockholders’ Agreement.

3.7.	In the event that any provision of this Appendix I shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The 12-month period of restriction set forth in Sections 3.1, 3.3 and 3.4 of this Appendix I shall be tolled, and shall not run, during any period of time in which the Optionee is in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

3.8.	Consent to Jurisdiction. In the event of any alleged breach of this Appendix I, the Optionee consents and submits to the jurisdiction of the federal and state courts in and of the State of New Jersey, and of the federal and state courts in and of the state in which the Optionee is then employed. The Optionee will accept service of process by registered or certified mail or the equivalent directed to his or her last known address on the books of the Company, or by whatever other means are permitted by such court.

3.9.	Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 3 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at the Company, they shall not apply if the Optionee is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Optionee is licensed as an attorney.

4.	Intellectual Property

4.1.	In signing the Award Agreement, the Optionee hereby assigns and shall assign to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Optionee during the period of his or her employment, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (a) in the course of such employment, (b) relating to the actual or anticipated business or research development of the Company, or (c) with the use of company time, material, private or proprietary information, or facilities.

4.2.	The Optionee will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

4.3.	The Optionee acknowledges that the copyrights in Intellectual Property created with the scope of his or her employment belong to the Company by operation of law.

4.4.	The Optionee has provided to the Administrator a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Optionee prior to his or her employment with the Company, which belong to the Optionee and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no such list is provided, the Optionee represents and warrants that there are no such Prior Inventions.

5.	Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere in this Appendix I. For purposes of this Appendix I, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach of Section 2 hereof by the Optionee), (B) is or has been independently developed or conceived by the Optionee without use of the Company’s Confidential Information or (C) is or has been made known or disclosed to the Optionee by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which the Optionee is aware.

“Material Competitor” means an entity, or a division or subsidiary of a multi-division entity or holding company, which engages in business in one or more of the fields in which the Company conducts business and from which the Company derives at least 10% of its annual gross revenues, as determined on the date of the Optionee’s termination of employment with the Company or an affiliate, as applicable.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

6.	Compliance with Other Agreements and Obligations

The Optionee represents and warrants that his or her employment by the Company and execution and performance of the Award Agreement, including this Appendix I, will not breach or be in conflict with any other agreement to which the Optionee is a party or is bound, and that the Optionee is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Optionee’s obligations hereunder or the Optionee’s duties and responsibilities to the Company, except as disclosed in writing to the Company no later than the time an executed copy of the Award Agreement, including this Appendix I, is returned by the Optionee. The Optionee will not disclose to or use on behalf of the Company, or induce the Company to use, any proprietary information of any previous employer or other third party without that party’s consent.

7.	Entire Agreement; Severability; Modification

With respect to the subject matter hereof, this Appendix I sets forth the entire agreement between the Optionee and the Company, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. Provided, however, this Appendix I shall not terminate or supersede any obligations the Optionee may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-competition, non-solicitation, assignment of rights to intellectual property or the like. Moreover, for the avoidance of doubt, nothing in this Agreement is intended or shall be construed to affect in any way rights and obligations arising pursuant to the Management Stockholders’ Agreement. In the event of conflict between this Appendix I and any prior agreement between the Optionee and the Company with respect to the subject matter hereof, this Appendix I shall govern. The provisions of this Appendix I are severable, and no breach of any provision of this Appendix I by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse the Optionee’s obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Appendix I shall be of any force or effect, and this Appendix I shall be interpreted as if such change had not been made. This Appendix I may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Optionee and an expressly authorized officer of the Company. If any provision of this Appendix I should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Appendix I shall survive any termination if so provided in this Appendix I or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of the Optionee’s employment relationship with the Company shall operate to extinguish the Optionee’s obligations hereunder or require that a new agreement concerning the subject matter of this Appendix I be executed.

8.	Assignment

Neither the Company nor the Optionee may make any assignment of this Appendix I or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Appendix I without the Optionee’s consent (a) in the event that the Optionee is transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any Person or transfer to any Person all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which the Optionee is at any time associated. This Appendix I shall inure to the benefit of and be binding upon the Optionee and the Company, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.	At-Will Employment

This Appendix I does not in any way obligate the Company to retain the Optionee’s services for a fixed period or at a fixed level of compensation; nor does it in any way restrict the Optionee’s right or that of the Company to terminate the Optionee’s employment at any time, at will, with or without notice or cause.

10.	Successors

The Optionee consents to be bound by the provisions of this Appendix I for the benefit of the Company, and any successor or permitted assign to whose employ the Optionee may be transferred, without the necessity that a new agreement concerning the subject matter or this Appendix I be re-signed at the time of such transfer.

11.	Acknowledgement of Understanding

In signing the Award Agreement, the Optionee gives the Company assurance that the Optionee has read and understood all of its terms; that the Optionee has had a full and reasonable opportunity to consider its terms and to consult with any person of his or her choosing before signing; that the Optionee has not relied on any agreements or representations, express or implied, that are not set forth expressly in the Award Agreement, including this Appendix I; and that the Optionee has signed the Award Agreement knowingly and voluntarily.

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION